Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Radyne Corporation:

We consent to the incorporation by reference in the registration statements of Comtech Telecommunications Corp. on Form S-8 (Nos. 33-66278, 33-83584, 333-68967, 333-51708, 333-125625, and 333-143548) and Form S-3 (Nos. 333-107395, 333-109928, 333-114268, and 333-129569) of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Radyne Corporation and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, and to the reference to our firm in Item 6, Selected Financial Data, which reports and reference appear in the December 31, 2007 annual report on Form 10-K of Radyne Corporation and which are incorporated by reference in this current report on Form 8-K of Comtech Telecommunications Corp. dated August 1, 2008.

Our reports on Radyne Corporation’s consolidated financial statements refer to a change in the method of accounting for uncertainty in income taxes in 2007 and a change in the method of accounting for share-based employee compensation in 2006.

/s/ KPMG LLP
Phoenix, Arizona
July 31, 2008